Exhibit 99.1

Innovative Photovoltaic Manufacturing Solutions	GT Solar International, Inc. 243 Daniel Webster Highway Merrimack, NH 03054, U.S.A. Phone: +1 603 883 5200
Fax: +1 603 595 6993
Web: www.gtsolar.com

GT Solar Announces Resignation of CFO Bob Woodbury

Merrimack, N.H., May 26, 2009 — GT Solar International, Inc. (NASDAQ: SOLR) today announced that its chief financial officer, Robert Woodbury, has resigned for personal reasons, effective immediately. Woodbury has served as CFO of GT Solar since January 2008. Richard Johnson, vice president, finance and controller, will lead the finance organization on an interim basis.

“We greatly appreciate Bob Woodbury’s leadership and contributions during our first year as a public company and we wish him the best in his future endeavors,” said Tom Zarrella, president and chief executive officer. “We are fortunate to have an experienced finance executive in Rich Johnson to oversee the finance team during our search for a new chief financial officer.”

About GT Solar International, Inc.

GT Solar International, Inc. (NASDAQ: SOLR) is a leading global provider of specialized manufacturing equipment and technology essential for the production of photovoltaic wafers, cells and modules and polysilicon utilized in the solar power industry. The company’s principal products are directional solidification systems and chemical vapor deposition reactors and related equipment. For more information about GT Solar, please visit the company’s website at www.gtsolar.com.

###

Contacts:

Media	Investors/Analysts
Susan Vaillancourt	Bob Blair
susan.vaillancourt@gtsolar.com	bob.blair@gtsolar.com
603-589-3782	603-681-3869